Exhibit 99.1

December 11, 2018

Conflicts Committee of the Board of Directors of Antero Midstream Partners GP LLC

c/o Antero Midstream Partners LP

1615 Wynkoop Street

Denver, Colorado 80202

Attention:                 Mr. David A. Peters

Committee Chairman

Re:                             Amendment No. 1 to Registration Statement on Form S-4 of Antero Midstream GP LP and Antero Midstream Partners LP filed on or about December 11, 2018

Dear Members of the Conflicts Committee:

Reference is made to our opinion (the “Fairness Opinion”), dated October 8, 2018, addressed to the Conflicts Committee (the “Committee”) of the Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream Partners LP (“AMLP”), as to the fairness, from a financial point of view, to the Disinterested AMLP Unitholders of the Public Merger Consideration to be received by such Disinterested AMLP Unitholders pursuant to the Simplification Agreement (the “Agreement”) transmitted to us in draft form on October 6, 2018, by and among Antero Midstream GP LP (“AMGP”), its general partner AMGP GP LLC, Antero IDR Holdings LLC, Arkrose Midstream Preferred Co LLC, Arkrose Midstream Newco Inc., Arkrose Midstream Merger Sub LLC, AMLP GP and AMLP. Except as otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Fairness Opinion.

We provided the Fairness Opinion for the information and assistance of the Committee in connection with its consideration of the transactions provided for in the Agreement. In that regard, we hereby consent to the inclusion of the Fairness Opinion and a description of the Fairness Opinion in AMGP’s and AMLP’s preliminary joint proxy statement/prospectus, which is part of Amendment No. 1 to the Registration Statement of AMGP on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) as of the date hereof (the “Proxy Statement”).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Proxy Statement being filed with the SEC as of the date hereof and not to any subsequent amendments or supplements thereto, and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned version of the Proxy Statement) or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Proxy Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Tudor Pickering Holt & Co Advisors LP

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